EXHIBIT 32.2

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Interactive Brokers Group, Inc. (the “Company”) hereby certifies that the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30,  2015 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ Paul J. Brody
	Name:	Paul J. Brody
	Title:	Chief Financial Officer, Treasurer and Secretary
Date: August 10, 2015

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.